Exhibit (d)(1)(D)

AMENDMENT NO. 3 TO
THE TORO COMPANY
INVESTMENT, SAVINGS AND
EMPLOYEE STOCK OWNERSHIP PLAN
(2003 Restatement)

     The Toro Company, a Delaware corporation, pursuant to the power of amendment reserved to it in Section 11.1 of The Toro Company Investment, Savings, and Employee Stock Ownership Plan (the “Plan”) hereby adopts and publishes this Amendment No. 3 to the Plan effective as of the dates indicated below.

1.     Section 9.4(e) of the Plan is amended by amending the last sentence in the paragraph to read as follows, effective as of                    , 2003:

Up to 3,000,000 shares of Toro Common Stock may be awarded or allocated under the Plan as of dates after                    , 2003, such number of shares to be adjusted as appropriate for events such as reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or other like action.

2.     Section 9.4(f) of the Plan is amended by amending the last sentence in the paragraph to read as follows, effective as of                    :

Up to 3,000,000 shares of Toro Common Stock may be awarded or allocated under the Plan as of dates after                    , 2003, such number of shares to be adjusted as appropriate for events such as reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or other like action.

3.     Section 9.7(a) of the Plan is amended to read as follows effective as of June 1, 2003:

(a) As of the end of each calendar quarter, each Participant who has attained age 55 will be permitted to direct the Plan as to the investment of 100 percent of the amount of the Participant’s Matching Contribution Account (including the Vested and non-Vested portions) and of 100 percent of the amount of the Participant’s ESOP Toro Common Stock Account, to the extent the Participant has not previously been permitted to direct the investment thereof in accordance with Section 9.7(b). Such amounts will continue to be invested in Toro Common Stock, but will be transferred to the Participant’s or Beneficiary’s Employer Contribution Account, and the Participant or Beneficiary can direct the investment thereof consistent with Section 9.5. A Participant will not be allowed to direct the investment of the Participant’s Matching Contributions or contributions pursuant to Section 5.1(f), (g), and (h) allocated during a calendar quarter after the Participant has attained age 55 until the subsequent calendar quarter.

     IN WITNESS WHEREOF, The Toro Company has hereunto subscribed its name on this                     day of                                        , 2003.

THE TORO COMPANY

By

Its

STATE OF MINNESOTA	)
) SS.
COUNTY OF HENNEPIN	)

     On this _______ day of _______, 2003, before me personally appeared _____________________, to me personally known, who, being by me first duly sworn, did depose and say that he [she] is the ___________________________________ of The Toro Company, the corporation named in the foregoing instrument; and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and he [she] acknowledged said instrument to be the free act and deed of said corporation.

Notary Public